Exhibit 99.1
Farmer Bros. Co. Reports
First Quarter Fiscal 2014 Financial Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—Nov. 7, 2013--Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the first quarter of fiscal 2014 ended September 30, 2013.

First Quarter Fiscal 2014 Highlights:

•	Net sales increased 7.9% to $128.6 million in the first quarter;

•	Gross profit increased 10.9% to $49.5 million in the first quarter;

•	Income from operations was $2.9 million in the first quarter compared to loss from operations of $(1.4) million; and

•	Net income was $1.8 million, or $0.11 per common share, compared to $3.0 million, or $0.19 per common share.
(All comparisons above are to the first quarter of fiscal 2013)

“We are pleased with our ability to report improved financial results for the first quarter of fiscal 2014, including operating income of $2.9 million, which is the highest first quarter operating income in more than ten years,” stated Mike Keown, President and Chief Executive Officer of Farmer Bros. Co. “Our team continues to work very diligently to execute our core strategies and we believe Farmer Brothers has a strong foundation for future growth as we are still in the early stages of realizing the benefits of our efforts.”

Net sales for the first quarter of fiscal 2014 increased $9.4 million, or 7.9%, to $128.6 million from $119.2 million in the first quarter of the prior fiscal year primarily due to increases in sales of coffee and tea products.

Gross profit in the first quarter of fiscal 2014 increased $4.9 million, or 10.9%, to $49.5 million, as compared to $44.6 million in the first quarter of fiscal 2013 primarily due the increase in net sales and lower average cost of green coffee purchased, partially offset by $2.2 million in coffee-related derivative losses reclassified into cost of goods sold during the period. Gross margin increased 110 basis points to 38.5% in the fiscal quarter ended September 30, 2013 from 37.4% in the comparable period in the prior fiscal year, primarily due to a 17% lower average cost of green coffee purchased.

“We believe our improved financial results have been driven by many of the strategic initiatives that we continue to implement,” commented Mark Nelson, Treasurer and Chief Financial Officer of Farmer Bros. Co.  “The improvement in our gross margin in this first quarter reflects our increased production volumes, lower input commodity costs and our ongoing focus on manufacturing efficiency improvements and cost control initiatives.”

Operating expenses in the first quarter of fiscal 2014 increased $0.6 million, or 1.3%, to $46.6 million from $46.0 million in the first quarter of the prior fiscal year primarily due to higher payroll and related expenses, and other expenses incurred in the first quarter of fiscal 2014 in connection with the restatement of certain prior period financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. Operating expenses in the first quarter of fiscal 2014 decreased to 36.2% of net sales from 38.6% of net sales in the first quarter of the prior fiscal year.

Income from operations in the first quarter of fiscal 2014 was $2.9 million compared to loss from operations of $(1.4) million in the first quarter of the prior fiscal year.

Total other expense in the first quarter of fiscal 2014 was $(0.8) million compared to total other income of $4.8 million in the first quarter of the prior fiscal year, primarily due to lower net gains on sales of assets of $0.1 million in the first quarter of fiscal 2014 compared to $3.2 million in the first quarter of the prior fiscal year, primarily from sales of real estate. Total other expense in the first quarter of fiscal 2014 included $(0.8) million in net losses on coffee-related derivatives and $(0.7) million in net losses from investments compared to $0.7 million in net gains on coffee-related derivatives and $0.1 million in net gains from investments in the first quarter of the prior fiscal year. Total other income in the first quarter of the prior fiscal year also included $0.8 million in recovery of a note receivable previously deemed uncollectible.

Income tax expense in the first quarter of fiscal 2014 was $0.3 million compared to $0.4 million in the first quarter of the prior fiscal year.

Net income for the first quarter of fiscal 2014 was $1.8 million, or $0.11 per common share, compared to $3.0 million, or $0.19 per common share, in the first quarter of the prior fiscal year.

EBITDAE in the first quarter of fiscal 2014 increased to $11.6 million from $8.1 million in the first quarter of the prior fiscal year. EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net income to EBITDAE is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product lines include roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ by Farmer Brothers, Cain's® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the relative effectiveness of compensation-based employee incentives in causing improvements in  Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2013	2012
	(Unaudited)
Net sales	$128,561	$119,153
Cost of goods sold	79,089	74,532
Gross profit	49,472	44,621
Selling expenses	37,335	37,271
General and administrative expenses	9,246	8,769
Operating expenses	46,581	46,040
Income (loss) from operations	2,891	(1,419)
Other (expense) income:
Dividend income	268	259
Interest income	108	92
Interest expense	(372)	(457)
Other, net	(783)	4,945
Total other (expense) income	(779)	4,839
Income before taxes	2,112	3,420
Income tax expense	306	441
Net income	$1,806	$2,979
Net income per common share—basic	$0.11	$0.19
Net income per common share—diluted	$0.11	$0.19
Weighted average common shares outstanding—basic	15,802,160	15,490,365
Weighted average common shares outstanding—diluted	15,860,365	15,490,365

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “EBITDAE,” in assessing its operating performance. The Company believes that this non-GAAP financial measure serves as an appropriate measure to be used in evaluating the performance of its business.

The Company defines “EBITDAE” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, pension withdrawal expense and “Other, net,” which includes net gains and losses from derivatives and investments, and net gains and losses on sales of assets. EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to EBITDAE:

	Three Months Ended September 30,
(In thousands)	2013	2012
	(Unaudited)
Net income, as reported (1)	$1,806	$2,979
Income tax expense	306	441
Interest expense	372	457
Depreciation and amortization expense	7,424	8,340
ESOP and share-based compensation expense	904	823
Other, net (1)	783	(4,945)
EBITDAE	$11,595	$8,095
 ______________
(1) Includes: (a) $0.1 million in net gains from sales of assets, primarily real estate, in the three months ended September 30, 2013; and (b) $3.2 million in net gains from sales of assets, primarily real estate, and $0.8 million in recovery of a note receivable previously deemed uncollectible in the three months ended September 30, 2012. Excludes $3.1 million in losses from coffee-related derivatives designated as cash flow hedges in the three months ended September 30, 2013.

Source: Farmer Bros. Co.
Mark Nelson
Treasurer and Chief Financial Officer
(310) 787-5241